Exhibit 12.1

NEWMONT MINING CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents income before income and mining tax expense, noncontrolling interests, equity income (loss) of affiliates, discontinued operations and cumulative effect of changes in accounting principles, divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. The financial information of all prior periods has been reclassified to reflect discontinued operations.

	YEARS ENDED DECEMBER 31,
	2017	2016	2015	2014	2013
	(Amounts in millions except ratio)
Earnings
Income (loss) before income and mining tax and other items	$1,072	$(220)	$270	$807	$(2,963)
Adjustments:
Fixed charges excluding capitalized interest	254	286	310	346	294
Amortization of interest capitalized	—	—	8	19	74
Dividends from equity affiliates	—	—	5	—	—
Earnings (losses) available for fixed charges	$1,326	$66	$593	$1,172	$(2,595)
Fixed charges:
Net interest expense (1)	$241	$273	$297	$330	$278
Portion of rental expense representative of interest	13	13	13	16	16
Fixed charges added to earnings	254	286	310	346	294
Capitalized interest	22	33	40	23	88
Total fixed charges	$276	$319	$350	$369	$382
Ratio of earnings to fixed charges (2)	$4.8	$0.2	$1.7	$3.2	$—

(1) Includes interest of majoirty-owned subsidiaries and amortization of debt issuance costs.

(2) Earnings for 2013 were inadequate to cover fixed charges by $2,977 million.

NEWMONT MINING CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Six months Ended
June 30, 2018
(Amounts in millions
except ratio)
Earnings
Income (loss) before income and mining tax and other items	$588.00
Adjustments:
Fixed charges excluding capitalized interest	109
Amortization of interest capitalized	0
Dividends from equity affiliates	—
Earnings (losses) available for fixed charges	$697
Fixed charges:
Net interest expense (1)	$102.00
Portion of rental expense representative of interest	7
Fixed charges added to earnings	109
Capitalized interest	18
Total fixed charges	$127
Ratio of earnings to fixed charges	5.49

(1) Includes interest of majoirty-owned subsidiaries and amortization of debt issuance costs.